UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Constant Contact, Inc.

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Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended

Subject Company: Constant Contact, Inc.

Commission File No.: 001-33707

Additional Information About the Acquisition and Where to Find It

This communication is being made in respect of the proposed transaction involving Constant Contact and Endurance. A special stockholder meeting will be announced soon to obtain stockholder approval in connection with the proposed merger between Constant Contact and Endurance. Constant Contact expects to file with the SEC a proxy statement and other relevant documents in connection with the proposed merger. The definitive proxy statement will be sent or given to the shareholders of Constant Contact and will contain important information about the proposed transaction and related matters. INVESTORS OF CONSTANT CONTACT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CONSTANT CONTACT, ENDURANCE AND THE PROPOSED MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Constant Contact with the SEC at the SEC’s website at www.sec.gov, at Constant Contact’s website at www.constantcontact.com or by sending a written request to Constant Contact at 1601 Trapelo Road, Waltham, Massachusetts 02451, Attention: Investor Relations Department.

Participants in the Solicitation

Constant Contact, Endurance, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from Constant Contact’s stockholders in connection with the proposed merger. Information regarding Constant Contact’s and Endurance’s directors and executive officers is set forth in their respective definitive proxy statements for their respective 2015 Annual Meetings of Stockholders and their respective most recent annual reports on Form 10-K. Information regarding other persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Constant Contact’s stockholders in connection with the proposed merger will be set forth in Constant Contact’s definitive proxy statement for its special stockholder meeting. Additional information regarding these individuals and Constant Contact’s and Endurance’s respective directors and executive officers and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expected timing of the completion of the transaction described in this document and the related financing; the expected benefits of the transaction; the valuation of Constant Contact; Endurance’s immediate and long-term financial expectations for the combined business, including expected growth, free cash flow generation and ability to achieve long-term financial targets; expectations regarding Endurance’s and Constant Contact’s full-year fiscal 2015 results; and the future operation, direction and success of the Endurance and Constant Contact businesses. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, uncertainties as to the timing of the contemplated transaction; uncertainties as to the approval of Constant Contact stockholders required in connection with the contemplated transaction; the possibility that a competing proposal will be made; the possibility that Endurance may not receive financing on the terms expected; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption of Endurance’s current plans and operations caused by the announcement of the contemplated transaction, which may cause Endurance’s stock price to decrease or make it more difficult to maintain relationships with employees, customers, vendors and other business partners; the possibility that the business of Constant Contact may suffer as a result of uncertainty surrounding the transaction or that Constant Contact may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; the inability of Endurance and Constant Contact to retain key personnel; the risk that stockholder litigation or other legal proceeding in connection with the contemplated transaction may affect the timing or occurrence of the contemplated transaction or result in significant costs of defense, indemnification and liability; the possibility of the transaction involving unexpected costs, liabilities or delays; the possibility of any failure to realize the intended benefits of the contemplated transaction, including the inability to integrate Constant Contact’s and Endurance’s business and operations or to realize the anticipated synergies in the expected amount or within the anticipated time frames or cost expectations or at all; the possibility that Endurance’s and Constant Contact’s estimated fiscal 2015 results may differ from expectations; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated transaction; additional expenditures of time and resources related to transaction costs, charges and expenses; adverse impact on Endurance’s business from increased indebtedness and the cost of servicing its debt; actual or contingent liabilities; and other risks and uncertainties discussed in Endurance’s and Constant Contact’s filings with the SEC, including the “Risk Factors” sections of Endurance’s and Constant Contact’s most recent Quarterly Reports on Form 10-Q for the period ended June 30, 2015 and most recent Annual Reports on Form 10-K for the year ended December 31, 2014. You can obtain copies of Endurance’s and Constant Contact’s filings with the SEC for free at the SEC’s website (www.sec.gov). If the transaction is consummated, Constant Contact’s stockholders will cease to have any equity interest in Constant Contact and will have no right to participate in its earnings and future growth. Neither Endurance nor Constant Contact assume any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Transcript of meeting with employees of Constant Contact, Inc.

November 2, 2015, 12:30 p.m. EST

GAIL GOODMAN: Alright am I live? WOOAHH

GAIL: Unbelievable day for Constant Contact and I ‘ve had a chance to connect with a bunch of you in the hall but I’m really glad were going to get a chance to talk about it here today. I’m thrilled to be joined by.. come on up..by Har—Hari Ravichandran who is the CEO of Endurance who reached out to me

GAIL: I also want to say a big hi to uh remote offices. I know your all online so uh thanks for joining us, ah I really appreciate it, I think there are kinda folks scattered around who can also answer some questions there for you.

I thought I’d um I’d actually start by just really talking about the why for me – um and a little bit about the why for you because it is change and I suspect were all going through a little bit of a whooa alright. That’s interesting whooa kinda moment. I’ve had about three weeks to go through it so I’m a little more down the curve than you are. And as I’ve been going down the curve there really have been a couple of changes really started to become really unbelievable excited me

First is just the incredible reach to market that were going to have as a combined entity. We have been we have stuck at fifty thousand gross ads a quarter well were not stuck anymore. Right we have an immense channel to market with Endurance. So that is both into their installed base of four and a half million small businesses but also their new customer funnel which is

HARI RAVICHANDRAN: one hundred and twenty thousand subs a month

GAIL: it’s a little bit of a … is my mic not working? Maybe if I move it to the other side is that better?

GAIL: Alright well try that. Alright So one hundred and twenty thousand new subs coming in through a variety of brands and were going to have a chance to figure out how our products             will be presented in those different brands. We’re going to maybe have a chance to package our products under other brands and try some interesting pricing and packaging which has been a little hard for us to do as an independent public entity. So reach to market is going to be unbelievable and that’s going to be fun because really in the end its always been about helping more small businesses and non-profits find and grow more customer relationships. The second thing that’s has been great is that as we’ve gotten to know each other is that they want us for all the things that we want them to want us for. Right they’re excited about our product development and innovation capabilities. They’re excited about that the way we take care of customers and engage them in more complex products. They’re excited about we understand about analytics, cross sell and upsell and retention capabilities um and I think the thing that just topped it all off for me was when I looked at their core values, their number one core value said “customers first” but their missing one word but, were good, were good. Ours is customer first always. So maybe we can teach them a little always but it really feels like that is the signal that really let me know that when they said they cared about this being a great place for all of you they really meant it. So it’s just a giant win for us. For our customers, for our shareholders but most importantly for you. And we got a lot to figure out, the process is by no means done so we go from the bell rang today to some legal and regulatory hurdles and some shareholder hurdles and so we won’t truly be together until January, February at the latest. So it’s going to be a bit of an awkward time, right where we have to run business as usual standalone but were dying to plan the integration and figure out what’s going to happen and make sure everyone knows where they’re going to land because I know people are nervous but were just not going to have all the answers right at the beginning. That’s just the way its gunna to be. We talked about being comfortable with change and ambiguity and apparently my mike is not working well enough (pause) so were gunna to have to do a little more of that Become comfortable with a little bit of ambiguity and we’ll answer the questions we can and the rest of it will play through. So, that’s where we are and what I would love to do is invite Hari to tell us a little bit about his view of why this makes sense and generally welcome you onboard

HARI: thank you

GAIL: Great

HARI: Can you guys hear me okay? Great. Well so I’ve known about Constant Contact since, uh we almost think of it as a class of ninety-seven which is when uh we started Endurance or uh I did and uh it was uh Roving software at the time and uh it was Roving, it was Endurance, it was Buyer Zone and there was uh uh( intra)

GAIL: Trellus

HARI: Trellus Yup those were pretty much all the Massachusetts companies focused on small business and these two uh would get together and get breakfast once a month or two and me and Elle …… And everyone was going after those small businesses market there were some other ones back that have gone by the wayside since but there are a few that have survived and uh I’ve had huge admiration for the Constant Contact uh product, the brand, uh the team that’s been built out here for uh actual decade now so it’s really exciting to be working with folks and uh see where we can go through the next leg of the journey but uh maybe I’ll start by telling you a little bit about Endurance and what we do and how we came to be our history but uh for people in Massachusetts or anywhere I should say for that matter were probably the largest company that nobody’s ever heard of.

HARI: We hope Erica will change that as she uh comes on board with the PR team but uh were very PR light and really under the radar but uh I started this Company I guess March of ninety-seven so uh I guess that’s uh eighteen years now um back then I was twenty at the time when I started this company and all the passwords on our servers seemed to be retire.22 because I thought it was two years it was a little of a miscalc uh so

HARI: but uh I’m looking forty this year so it’s a kinda coming up on twenty years so uh it’s been an exciting journey but everything we’re been doing is very also SMB focused on getting that we’d love to start getting that small medium size businesses but the way we’re done it is through a little slightly different set of products and it turns out over the years that there’s a good confluence of what our customers are looking for and what the Constant Contact uh the products were able to offer. When we first started as a shared webhosting that was our core bread and butter between ninety-seven and two thousand and one — one of the benefits you realize uh through webhosting market, is its very — everyone needs web hosting products and Constant Contact was one this sort of journey to bring about people and educate about email marketing and thas (inaudible) taken a really good trajectory between ninety-seven and now a little bit of what happened is there is a little bit convergence of both those spaces where people have web presence that’s involved where users can share website maybe some bps hosting (inaudible) manage hosting. Wordpress, uh any of these kinda products based on app hosting mobile hosting exct. And when they get that thing set up the first thing they all kinda come and talk to us about and ask us about is how do I use this to grow my business? How do I use these products that I’ve spent 5, ten dollars, twenty dollars, thirty dollars a month to really provide value to my business where when I come in tomorrow I’ve got more customers I’ve got more growth and so as we’ve been scouring for the past several years that can add value for our customers that can help them grow their business because they are willing to engage in that just in our backyard theirs constant contact and what you folks are fabulous at doing is taking these customers that are not at all savvy about using online marketing tools and strategies and really getting them on boarded, uh getting them help, a lot of coaching which is a big part of the SMB market. We’ve got twenty-seven hundred employees, two thousands of them are on the phones talking to customers uh that’s what you guys are phenomenal at and I think when people see the value a lot of what we saw when we were looking through the data when making this transaction, there was this amazing trend where when these customers when they go through their curve and get through the initial part of the journey when their business may fail and not make it all the way through as uh as they start to thrive it shows up in goodness all around so as they get bigger their lists get bigger, they pay Constant Contact more, Constant Contact invests more in product and services more in support, get them better products, things like toolkit which obviously uh, I think the editor in toolkit is the best thing I’ve seen and we’ve been super excited about that and the actual core, the uh core, core products we use as well. So all in I think that it’s a long journey in each-others backyard that ends in fifteen years and come together as a team and uh this is the biggest thing that we’ve done um so we better get it right (laughter) and so uh if not someone else will be standing here talking to you as uh next year.

HARI: So uh we, the good news, the good news is we’ve done this a lot, we’ve done a lot of acquisitions as people go out and scour you’re going to see some good stuff and you’re going to see some bad stuff. I figure what I’d tell you a little bit about how we think about and answer how that’s um uh a tool for us um In between I would say two thousand three to two-thousand and eight we did uh quote un quote uhh loosely uh we turned this acquisitions about thirty-five fourth of them we did back then but a lot of these basically were just buying assets go these were basically buying bulk base of customers, bringing them to our platform getting better on coming to scale from that and a lot of times with the sellers we would say look were not interested in your team and were not interested in this stuff we just want your customers were going to take them and put them on your platform and were going to operate it. So Since about 07 is when we really started thinking about MNA as a strategic             for us which is more than just buying a bulk of customers but bringing in capabilities, bringing in teams, bringing in people that have a lot of expertise in a specific area but first thing we did was uh – uh hosting business out in Utah called Bluehost uh Bluehost is uh one of your, one of our Partners I guess through the old Constant Contact Partners um that one we started with the team being about uh two hunredish people back in twenty two and—and were pushing about thousand people in our Utah location now. Hostgator was another one that we did down in Texas we uh added about 30 percent , 40 percent of staffing there uh and were also global so we’ve got an office out in Brazil, we’ve got an office out in India uh China we have two offices there now um so in some of the emerging markets we certainly ramped up the teams quite a bit as well and they’ve kinda grown so obviously there’s the—the — the             of getting scaled and buying a bulk of customers but there’s also this kinda strategic thing of acquisition of which comes with it a whole series of muscles that we don’t really possess that we can get better at. So this, you can think about those acquisitions as either adding more subscribers uh giving us products we can sell into our customer base uh also skillsets that were picking up as part of the acquisition uh the great thing about Constant Contact is that it fits all three categories so five hundred thousand plus customers that fit that includes Singleplatform, that uh obviously adds quite a bit of bulk to uh our subscribers base which I don’t want to             for that. Our products if you think about toolkit if you think about sort of uh even the other parts that are a little bit dusty right now like the survey product etc that there are not a lot of effort behind those could apply quit well to our customer base as well so you bring a big string of products. I think uh the most phenomenal thing is Gail’s been on sort of a war path to go out and get the best talent possible with a lot of the media coverage a lot of the PR focus, the innoloft um so the talented folks here from the product side is really unpresident sometimes because we have focused a little bit less in the past and much more in the integration side and here it is going to be an amazing journey for us, we want to bring that into our fortay and be able to use that talent across the whole enterprise. So uh, overall this fits all the strategic categories for us and like I said this is uh. The—the largest thing we have done uh as a private company or as a public company and uh probably one of the most             on and feel the most extraordinary comfortable that this uh going to the most amazing partnership together. If you thought about the reach and the funnel that Gail was talking about and keep adding to that. we did a private sale for uh our business to uh to private equity folks back in twenty twelve and actually             on the             team actually had the diligence for it and so uh it’s a it’s a small world but back then we were signing up about fifty to sixty thousand customers on a monthly basis we have expanded that funnel now to about a hundred twenty thousand new subscribers getting onboarded every month and my guess is that uh anybody in that pit of customers coming in that has a chance making through their first year, year and a half is a potential customers for the Constant Contact product so the amount of cross sell that we can have of these products being able to get onboarded would be fantastic. One other quick thing I’ll mention too is that the way that you folks have approached the marketing challenge for small businesses you’ve done it with one spectacular brand Constant Contact that connotates kind of pristine, good high value for SMBs uh then you’ve got the other one the Chimpy one that’s kinda out there too so yeah again they are now collectively our enemy as well so . When you start to pull away the concept of having to worry about one brand servicing everybody and you can open up the world a little bit more uh well start experimenting with a lot of stuff. Well try different things well see where we get to but that were pretty fired up about. Our team is pretty fired up about and well see where we can get to on the back end of that. let me see if I forgot anything here . Um so yeah change management that’s a big one as you go through a journey like this there’s going to be a lot of things that are happening people get anxious if you’ve been through the cycle with a lot of different teams before. It doesn’t really matter what Gail an I tell you about today it because at the end of the day only time will basically — people feel more comfortable but the one thing that I can commit to is that we will be very open about it, you will see some change there always is when you bring two things together but what well try and do is be extraordinarily fair to everyone that’s involved and try and be as transparent and direct as possible were very much about telling people the way things are and we figure everyone’s an adult and people should make their choices but were going to work really really hard to make sure that all the top talented folks are retained and well within our model in terms of getting people on boarded but it’s still really early uh in terms of having people set up and as Gail said were still in the period now where were together but were still not together yet were still two independent companies, that’s the framework that were in but well still keep planning and well be as upfront and transparent about it and by the time we come out in January and shortly right after well have a plan that well be able to share with folks and uh the moment we know and were able to share we will uh be very upfront and um in terms of our overall culture as well it’s still very SMB focused we’ve got Ron and Kathy here form our team but the core focus from us is NPS and all of our customers and our survey scores and some of customer service levels and you guys are going to fit right in. Overall we know if we do the right thing by our customer and the long run of the business it’s always a virtue of (inaudible) Without a whole lot of other ado ill just ay welcome thank you all for your support and efforts to uh have built this phenomenal business and were lucky to be part of now and uh and hopefully we’ll do the right thing by you folks well keep (inaubible) in sight. thank you.

GAIL: So now we’re going to get open it up to Q&A. We’re going try to get to as much as we can. We do have a hard stop but we’re going to try to get to as much as we can. We do have a hard stop at 1:25 as Hari and I are going to run up and do a full town hall meeting for all of Endurance as well at 2:00, so we’re gonna zot outta here at about 1:25 and if there is unanswered questions, we’ll get back to folks. We’ll find the right forums. And for those here in Waltham a good chunk of Endurance folks are coming down for the cocktail party at the end of the day, so come on down, mingle mix and ask questions. Reed, you got the mic?

REED BUNDY: I got the mic. Who wants the mic?

GAIL: Who’s got a question? Who’s the brave first person?

REED: I’ll start

Gail: There you go.

REED: So what does this mean for our existing customers? Does life change next week? Six months from now?

GAIL: I’ll take that one. I think nothing changes. So I think the great news is that we’re going to continue to have that great onboarding and customer care experience and continue to build and support he products we have so we actually decided not to send a proactive message to our customers, mostly because their lives aren’t going to change and why get them all riled up? So I think support/sales has messages in case a customer asks but honestly business as usual, heads down, run the business and keep giving our customers that great constant contact experience.

EMPLOYEE: Will there be any change to the Constant Contact name or brand?

GAIL: Uh, no. So the short answer is that we will continue to be Constant Contact and to operate under the constant contact brand. We’ll operate as a business unit inside Endurance they have multiple brand units reporting into actually Ron their president and COO. That said, we may take our products and choose to wrap them in some other brands so that we can do some more aggressive market tests. We’ve been dying to try free. So I think our products will live under multiple brands but we will continue to operate as our own brand.

HARI: So some of the fun exciting things that we’re thinking about across our other brands so for example on our platform we have 4.5 million customers today we’ve got we’re providing other services outbound email so one thing you could think about if you think about is your onboarding journey for CTCT product it seem to us that there are two things that are difficult and one of the things is creating their email list which takes a while and the second thing that Gail has been very articulate about is they are talking about is getting them to hit the send button which is always that first piece of the obstacle for them to get over. So the way we think about it we can actually scan our logs and look at everybody that’s sending out multiple emails and it turns out that 30-40% of our customers think they have email marketing which to them just means going to Gmail with a really large list and hitting the send button on it which obviously is not the greatest way to try to do that so we can sort of (inaudible) those things they go to their dashboard the list is already pre-created and if they had a website builder product with us they could actually import their templates as well so you could actually create the very first campaign that make their website and their email look really similar so you think about doing something like where they have a unifying brand across their marketing collateral – that’s pretty exciting and I think about as you think about your sales floor, the thing that is interesting about our model is we are almost opposite, super product focused we are very very brand focused. On the onboarding side, You interact with customers directly over the phone where 90% of the revenue comes from people talking to someone else getting them from trial to paid. Our model is almost flip, we have no brand. We have never invested. We are much more direct marketing focused. We are not good at the outbound onboarding. When you think about our engagement model, 90% of our revenue comes directly from the site. Only 10% comes from the sales side of it. From the product side as well, there is so much talent in Product and Engineering and in Analytics here, we are light on that side, so we take these things and try to combine what we have and was has already been built here, it feels like it will be a fantastic experience where levers in sales force here beyond just selling trials or other SCO services for small businesses are getting customers engaged with other products we have as well so there is a lot of opportunity where we can work well together but still being vetted and is still something we will get clarity on as time goes by.

QUESTION: How does SinglePlatform play into this?

HARI: We love the Singleplatform business. I was just telling Joel when we were spending some time together that it is very very hard to build a business with scale and be able to ramp up even if you have pretty engaged customers. Doing that with cold calling is particularly difficult and is very very hard to go out there and bang on someone’s door with the phone and say come buy my product at those price points so it seems like the way it has been working has been great to date but a few of the things we have been thinking About there were rather than buy cold call list why not use our 4.5 million customers as potential leads when you have it verticalized by masseuses or restaurants and I think that could have some really nice benefit and very rapidly. Similar to that, we have a product called Appmachine which is very cool which does more vertical, product focused mobile apps where it can go out and scour the web for more content for small businesses where they can then go and build an app which they can then launch through the app store. So we arm the Singleplatform folks with a prebuild app for the restaurants that they are calling into or the restaurants that are coming out of our platform we would have a lot more success on conversion so pretty excited about that product where we can do a lot there where we can work well together.

GAIL: I know the Singleplatform team enough to say that they will take more leads.

QUESTION: Hari, your current brand seemed to have a lot of overlap. Is there any plan to consolidate them?

HARI: Sure. So I think that a lot of our go to market differential depends on how we are marketing the brands. It is less about the core product features inside the brands. Inherently, our (audible) is technical audience focused . Post gator is much more service focused, our domain brands are focused around domains. Nothing shocking there. And we have a lot of new brands that are coming out that are product segments or categories. It turns out that when you market the way we do we there is much more instant conversion a lot of manual onboarding of customers. The more (audible) in the water you have the better it is for conversion over time. So initially when we got into the bulking brand, we were consolidating assets and putting it on our platform people said well is because multiple brands work better together etc etc but I would say over the last 7 or 8 years we fundamentally believed that for certain kinds of markets, for certain kinds of fragementations, it is very difficult to get one brand to do everything for everybody. You can’t be the best domain provider in the world and still be the best wordpress host or be the best email marketing company in the world. Even with liquaidating the price, all that stuff. But we think in the long run having things that are much more organized from product and customer segments works better in terms of conversion that we actually market.

QUESTION: How would you describe the culture at Endurance and where do you see similarities between Constant Contact and Endurance?

HARI: That was a relatively easy one. It is different from the investor questions that I was getting all day. So I think overlap um,

35:00-40:00 (this section remains incomplete)

QUESTION: how would you describe the culture at endurance and where do you see the similarities with constant contact and endurance. Haffi: that is an easy one, I think with overlap, I think there is an overlap with what we do and what you’ve been doing for many, many years we think about how we are enabling these small businesses, we think of how we should make it be something more revolutionary of a larger enterprise, midsize or smaller company, the place and time you need be able to set up on line, need to be affordable. Some of the factors that we have done today have a lot of the features and a lot of technology back and a lot of scaling that we need to build up, to make people feel they can afford it. We are empowering business manage digital customers.

HARI: I think from a Company culture perspective – we probably say, we are kind of where you folk worked into it over the next 12 to 18 months. CTCT been very focused on top line growth, top line revenues. It’s been a big driver of the business, but over the years as we spent more time with the management team here there’s a little bit more focus on balancing grow and the investment in the business a little bit more on that end of it now. We are very open, very direct, we do town halls once a month, and we will answer all the questions and be direct with the company. We have a transparency that you will find with us that you find here.

QUESTION: How will our solution provider partners be affected by this change and does endurance have a channel partner strategy to expand on this in the future, we have the largest

40:00-44:00

REED: I’m going ask a question from our San Francisco Office. You mentioned India and China Offices. Do you do off shore development? If so, do you anticipate CTCT taking part in that?

HARI: Sure, I think that our geographic make up is that in a lot of our emerging markets, like Brazil, India, China, those are our brands that we have locally in that market to service that local market so it’s a localized brand where We have partnered with Google for example, in India, to bring Indian businesses online. We have the same thing with them in Malaysia, Indonesia as well. So when we originally started there were some elements back in 2003 timeframe like chat and email that were expensive that we took out of there. But what they primarily have now been evolved into is having the ability to use the folks on the ground there to service that local market which are nice growth avenues for us in the future. And of course, again, in our company we encourage our employees to move across offices – if you want to take an adventure out to Brazil for a year, we are very supportive of that. People do take advantage of that all the time. If you want to move across different locations, that is something we encourage as well.

QUESTION: This is a question for the both of you: How do you think our competitors to react to this?

HARI: You know, my sense is again, is as individual companies, we weren’t going to formidable to begin with, but now when you join forces, I would be scared if I were them.

(Laughs from the audience)

GAIL: I also think in the short term they are going to try to make some hay out of uncertainty with our customers and prospects, so we need to speak with a single voice of confidence in the market place. We will particularly hear that on the sales phones and competitive take away attacks in the online marketing channel. So we will be watching for that ready to respond. But together I think we will be formidable so we will just have to plow through this period where we are half-married and get to the point where we can attack the market together.

QUESTION: I don’t pretend to know your business as well as you do obviously, but it seems like you are much more international then we are and that has been a focus of us for the last year or so. How hard are you guys going to push the Constant Contact brand and product internationally?

HARI: I think as hard as we can. I would say there are emerging markets that are growing fast and some of them are leap frogging sort of older technology. So with hosting for examples, we find that a lot of people move out of desktop directly into mobile. And they are starting there. So App Builders and mobile app builders are doing quite well there. We already have sort of a presence or under-presence in some of these countries. So one of the things that we would obviously do is work with the GMs in those locations. Localization would be a big part of it. Can you support Constant Contact in Portugal or Brazil for example, because the English language support doesn’t quite get you all the way there. So it would be some of those kind of questions but about 38% of our revenue comes from outside of the US and it’s something – it’s a big world and we feel like there is a lot of opportunities and if a businesses in Brazil can benefit from Constant Contact, then why not. I think it’s the same flavor different kind of breed.

QUESTION: This one is coming from Livestream as well, Will we be keeping our physical offices or are people moving to different space?

HARI: Um so the one thing we are pretty sure about is that your offices are way nicer than ours.

Laugh from Crowd.

HARI: We are considering moving here (laughter). In the Massachusetts area I think primarily we will still be maintaining these offices. There maybe be people that will be shifting around maybe to enterprise teams etc. that we would have to look at. But for the most part we would be maintaining the footprint here. Some of the other offices I’m not even sure where they are so we will figure it out as we go along . But the Colorado one and San Francisco but we will need to get more into the logistical planning as opposed to closing so we will have to figure it out.

GAIL: No immediate plans to close any offices. Be calm.

QUESTION: Are there any plans to compete the CRM market out there? I know that a lot of the customers call in and they are using external CRM systems that don’t necessarily work as well as the actual product itself, but it also doesn’t offer some of the features that Microsfot dynamics or Salesforce itself offer. I was wondering if there were any future thoughts on that?

HARI: Sure. So I don’t know that Constant Contact, but at Endurance when we think about gateways, there are products that are fairly ambiguous that lots and lots of people can use. There are higher end solutions like CRM solutions where there are large players out there like Salesforce, service cloud – all of the products that are out there, so we think of CRM Solutions over time as something as people start with presence then maybe start getting them into marketing which is the most adjacent piece of it – and you get them fully engrained where their using all of your products and services, that’s a natural on crate for them to start moving a little more back office solutions, so when we think about the overall vision it’s not just about doing hosting and then hosting in the email and then email marketing but if we can, if it’s an online tool or service, it’s something that the SMBS are interested in and it integrates well with the rest of their current Solution all of those are spaces we would be looking at even ATS , X tracking Services for our businesses to meet with the higher people easily, so it’s pretty far reaching once you have the relationship. The highest thing of value we have in our relationship with the Small Business, once you have that you’ve earned their trust and you’re getting them to use more and more products, all of these things kind of open up in the future.

REED: So I’ll ask a question that I have been getting a lot of this morning, which a just kind of generally about Employee Stock Options and if you could just kind of talk through plans there.

GAIL: So I am going to start but I am also going to say this gets very individual very quickly in terms of specifically what you got, when and what happens to what. We are going to figure out a way to be able to give you each individually a view of what’s happening. So I’ll talk generally and then the specifics will play through. So let’s just start with vested in the money, do you all know what that word means? It means if your option price is less than $32.00, so then you’ll make money on the options. Vested in the money will cash out at the time of close.

But we are going to go further than.. so that’s a nice, nice – check.

But we are going to go further than that. For folks who have 1000 or less outstanding option RSUs we are going to fully accelerate (we meaning endurance) fully accelerate and pay out your shares at close, so that is just fantastic. And for other employees, those who have been here, who joined before September of this year you are going to get 25% of your unvested options and RSUs will accelerate and if there in the money pay out. Then everything else will move into the Endurance stock plan at a ratio that is our price vs. the 30 day trail in something or other, there is a formula that is very well described in the contract, but we will go at a ratio and you will keep your vesting time so nobody drops back, this was an unbelievable generous treatment of stock so its great news and it’s a great reason to stick around and see what’s happening cause all of that is not going to happen until we close and then a little welcome bonus for everybody as we move into the Endurance family so it is just a really nice treatment of the stock, so thank you.

REED: Ok, Gail I am going to ask you a question from Livestream- what are your plans? So my first plan is just to make sure this is wildly successful and that our customers find a great home that the unbelievably awesome team that is here finds a great home and that we make this just an out of the park wild success. Then I am going to take a little break, 8 years as a public company CEO, I’m tired… so I’ll take a little break and then I’ll see what my next adventure is, but right now I am just completely committed to making this a great successes. But I am not saying goodbyes for a really long time.

REED: Alright I’ll just keep moving, let’s see we have a bunch on the chat here so forgive me. When the close happens will we be considered Constant Contact employees or Endurance employees and can you talk generally about hiring plans, as we have a had a few questions.

Sure, I think at the close everyone everybody is considered Endurance Employees, Kathy is that correct?

Yes, so the answer is yes, Endurance employees. In terms of hiring plans, obviously, we need to put together the overall plan for both businesses combined; what the group members look like; how do we think about the world going forward; what time do we have – all of those are still in transit and being worked on, but obviously as soon as we have this ability, we would want to share that with you folks.

GAIL: You know, people who have offers who we have accepted who have start dates are coming – none of that changes. The hiring plans that we have in place as a standalone company – none of that changes either. Business as usual; keep moving forward. We’ll start looking at a few of the senior hires to really make sure it makes sense, and other things like that, but right now, just full speed ahead. Right? We’re executing to our plan until further notice, so business as usual.

QUESTION: Just to tag onto that, there’s a couple questions here about seniority and titles as folks move forward.

GAIL: We have no idea at this point.

HARI: The only thing I want to add is, I think three years ago is the first time we ever did an org chart. We’re very open, we want to make sure we preserve things that people take a lot of pride in, and we’re being very thoughtful about it as we go through it.

QUESTION: What’s going to happen to the rest of the executive team?

HARI: Sorry, is this a voice from the sky? So I think, again, like I said, when we think about the two businesses together, there are so many things here that have been built out that we’re not particularly good at, and there are things we’re pretty decent at that we can apply within the Constant Contact base of customers, et cetera, so it’s very much in transit, but our hope is everything that fits well together, we’re going to make sure they fit well together, and work together with the Constant Contact team, and make sure the team gets set up the right way, but of now, as Gail said, between now and closing, nothing changes, it’s all exactly as-is, and right after that’s done, as we have a plan, we’ll come back to you guys and solicit feedback and talk through it with your team.

QUESTION: Hi. You said that Endurance is “the biggest company nobody’s ever heard of.” So are you looking at our partnership now to raise the profile of your brand, or are you okay just to be in the shadows with a company of brands?

HARI: Yeah. Sounds a little shady. But, again, I would say that we’ve always been very pragmatic of everything, so to the degree that it’s added value to us, meaning that if it gets us more customers or drives more value for us, we invest very heavily and aggressively behind those. We’ve always been a direct-marketing focused company, so building out a brand never really had that much upside. It’s much more direct marketing, using online tools, so we never actually built out our team. The few times we tried, we didn’t really do a great job with that either. As a public company now, what we do realize is that when we sit down with investors and you’ve got a forty minute window, and by the time you’re done explaining what Endurance is, that it’s legitimate and it’s a real company that’s been around, you’re 27 minutes in and you’ve got 13 minutes to actually tell your story. So we do believe in the value of PR now, I do think that it’s something we’re going to keep working on to raise up our profile a bit more, but we’re hoping to also leverage a lot of the things the folks have already built at Constant Contact in terms of infrastructure, and contacts, so we’re trying to give that a jump start.

QUESTION: Hi. So Constant Contact has always been known for its award-winning customer service. Do you see using our customer service model or even the actual customer service staff to include with your other products?

HARI: I certainly think that’s a possibility. I think from a customer service standpoint, I think that is one of the jewels of this business, that there’s so much customer empathy and it’s the best for the company. I do think as we go through this, trying to figure out exactly how we’re going to leverage that, move forward with Constant Contact customers, [INAUDIBLE].

QUESTION: Hi, question about in between now and closing: We basically said “business as usual.” Are there any milestones in between, anything we will be noticing between now and closing?

GAIL: So there’s some detailed legal and regulatory hurdles we’ll get over, they’re very exciting to the lawyers but, no offense Bob, but probably not that meaningful to us, so we’ll let you know when we hit them. I think once we’re through a few of those we’ll start to do more detailed planning and you’ll see more of you getting pulled into those plans so I think that’s what you’re going to notice is the planning is getting kicked off in full steam and that more and more people are getting drawn into the integration planning process”

REED: Alright, trying to keep up here on the Livestream so apologies to those on the Livestream that we don’t get to because we are running out of time but uh, do any of the other Endurance brands have a local field education presence like Constant Contact? And if not what would the current (inaudible) be for our current field education program?

HARI: Sure so probably the closest thing we have is the program we have with Google called Get American Businesses Online ah we’ve had that partnership for about three years now so we do about 50 events a year for Google and one of our brands called start logic where we bring in people, train small businesses to be able to use the web better. At the end of that 1-2 day session they end up getting set up with a web presence. It’s something that we’ve had good success with we feel like we can expand on that quite a bit. Uh, you folks have been much more advanced and mature in that area so that too is another thing that we can leverage as we get into integration planning.

GAIL: On with the Livestream

REED: Um, alright Looking back one year from today what indicators will you look at to deem this a successful integration?

HARI: Sure, ah I think it again there’s multiple dimensions. I would say there’s obviously financial dimensions that’s all public info so people can go look at it it’s boring can’t spend a lot of time on. There’s obviously a two other dimensions that are a lot more important you’re looking at customer dimensions you’re looking at employee dimensions. The customer dimension obviously the greater adoption of the Constant Contact products we can get within our base of customers. The more we can leverage the funnel to get 100s of thousands of new businesses coming on board using constant contact. That will be a pretty exciting and fun landmark. We think that now I think we’re sending about a thousand or so customers on a monthly basis to constant contact. Would love to be able to see that at 15-20 thousand a month basically across our funnel and (inaudible) our customers. And the other one is when you think about it from the employee dimension if you’ve done a good job and everybody feels like they’ve been treated fairly through the journey everybody feels like they’re in the loop, it’s been very transparent. Where there has been overlap or any changes it’s not kind of a surprise and everybody kind of banded together as part of the larger enterprise looking forward to being excited about sort of what the next year offers and is about to bring so those are some of the more important things I would say and I’d think obviously we’re a public company we’ve got financial goals and those things are there but still I’ll say something a lot more of this is predicated on the fact that the real 1+1=3 comes from the fact that we can leverage our large base of customers our large funnel with the great product you have here at Constant Contact and the excellent employees that you have here that can make it happen for us.

REED: So that’s a great wrap

GAIL: Yeah, make it happen is one of our core values.

HARI: Yeah, make it happen that’s a good one we’re gonna adopt that. We’re gonna make it happen.

REED: So, we know we have to get you guys out of here so I really wanted to give you a couple minutes the opportunity just to wrap up.

HARI: Really, I think I’ve said everything I can but we’re more excited than we could express and it’s been a month that’s been a lot of work from the exec team here but as Gail said this has to get done by Friday night and that’s what we agreed to and shook hands on. It closed at 1:15am so we were about an hour and fifteen minutes late but we got it done and we’re excited and we hope that as we go through the planning we hope that there will be a lot more of these meetings and a lot of excitement from our team so welcome everyone and thank you for having me here.

GAIL: And I just want to close and ask you each to take a moment to congratulate yourselves. It’s been an amazing journey that got us here. Many of you have been part of building that. You don’t get to a $1.1 billion valuation without a great team committed to great things for customers and people and I just have to say thank you it has been just an amazing journey with you guys and I got 6 months to a year to be on the journey with you but I just wanted to say thank you, congratulations, and for those of you locally, like let’s have a cocktail this afternoon. Thank you.